Exhibit 10.5

June 22, 2007

Dr. Gary O’Brien

6261 S. Pearl Drive

Chandler, AZ. 85249

Dear Dr. O’Brien:

I am pleased to confirm the following terms of employment for the position of V.P. Engineering at MEMSIC, Inc.. In this position, you will report directly Dr. Yang Zhao, President & CEO, and will be responsible for managing the IC design team and product development team, as well as other duties and responsibilities not inconsistent with your position. It is our hope that you will be available to begin employment no later than July 30, 2007.

Your initial base salary will be at an annual rate of $160,000, which will be paid at a bi-weekly rate of $6,153.85. You will also receive a guaranteed bonus of $8,000 after six (6) months of service. Future bonuses will be determined based on your reaching job objectives set for you by your manager and the company’s financial performance. Subject to the approval of our Board of Directors, you will be granted an option to purchase 110,000 shares of common stock of the Company at an exercise price per share determined by the Board of Directors on the date of the grant. You will earn your interest in your shares over 4 years, at the rate of 25% on the anniversary of employment each year. The terms and conditions of the applicable Company Stock Option Incentive Plan will govern your interest and will be delivered to you upon approval of your interest. Neither the grant of this option nor the 4-year vesting period should be construed as implying any specific length of employment.

You will be entitled to participate in MEMSIC’s fringe benefit plans and programs, for which you are eligible, in the same manner and to the same extent as other MEMSIC employees generally participate. Currently MEMSIC offers employees Blue Cross & Blue Shield medical plan and Delta Dental plan with employee contribution of 25% of the premium. MEMSIC also offers Fidelity 401(k) plan and the Company matches 100% of employee contribution up to 2%. Please note you will be eligible to the plan after 3 months working in MEMSIC full time. Your vacation will be accrued monthly, 1.25 days per month, which is equivalent to 15 days per year. You will also be eligible for 2 floating holidays, 8 scheduled holidays and 2 sick/personal days per calendar year.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Would you kindly indicate your acceptance of this offer by signing and returning the enclosed copy of this letter, the Invention and Non-Disclosure Agreement, and the Non-Competition and Non-Solicitation Agreement on or before July 6, 2007.

Dr. O’Brien, I am delighted that you will be joining the MEMSIC team, and looking forward to working with you.

Cordially,

/s/ Patricia Niu
Patricia Niu
V.P. Finance and HR
MEMSIC, INC.

The foregoing correctly sets forth the terms of my employment with MEMSIC, Inc., and I understand that MEMSIC, Inc. is an at-will employer and that this offer does not constitute a contract of employment.

/s/ Gary O’Brien	6/25/07
Gary O’Brien	Date